As filed with the Securities and Exchange Commission on June 21, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RANGE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	34-1312571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 800
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)
Range Resources Corporation 2005 Equity-Based Compensation Plan
(Full title of the plan)
Rodney L. Waller
Senior Vice President and Corporate Secretary
Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
(Name and address of agent for service)
(817) 870-2601
(Telephone number, including area code, of agent for service)
with a copy to:
Rodney Moore
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	Maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price (2)	registration fee
Common Stock, $0.01 par value per share	1,048,588 shares	$22.46	$23,551,286	$2,520

(1)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the Range Resources Corporation 2005 Equity-Based Compensation Plan.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”). The price for the 1,055,560 shares issuable under the Company’s 2005 Equity-Based Compensation Plan, as amended, was based on a price of $22.46, the average of the high and low prices reported on the New York Stock Exchange on June 14, 2006.

     This Registration Statement is being filed, in accordance with General Instruction E to Form S-8, to register the offer and sale of additional shares of common stock that may be issued under the Range Resources Corporation 2005 Equity-Based Compensation Plan (the “2005 Plan”) as a result of (i) the adoption of the Third Amendment to the 2005 Plan, which increased the number of shares of common stock available under the 2005 Plan by 950,000, and (ii) the termination or forfeiture of awards under the Amended and Restated 1999 Stock Option Plan of Range Resources Corporation, which increased the number of shares of common stock available under the 2005 Plan by 98,588. The contents of the Registration Statement on Form S-8 (Registration No. 333-125665) with respect to the 2005 Plan are hereby incorporated by reference into this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the following documents:
(a)	Annual Report on Form 10-K, for the fiscal year ended December 31, 2005, as amended.

(b)	Quarterly Report on Form 10-Q and Form 10-Q/A for the fiscal quarter ended March 31, 2006, as amended.

(c)	Current Reports on Form 8-K filed on January 4, 2006, filed on January 18, 2006, filed on January 25, 2006, filed on February 2, 2006, filed on February 24, 2006, filed on March 30, 2006, filed on April 19, 2006, filed on May 16, 2006 (and the Form 8-K/A filed on May 16, 2006), filed on May 23, 2006, filed on May 26, 2006, filed on June 9, 2006 and filed on June 12, 2006; provided, however, the Registrant does not incorporate by reference any information furnished under Item 2.02 or Item 7.01 or any exhibits furnished in connection therewith and included in any of these Current Reports on Form 8-K.

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10, dated June 18, 1980, and filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents, except for such portions that are deemed furnished and not filed pursuant to applicable rules. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Range Resources Corporation, 777 Main Street, Fort Worth, Texas 76102, Attention: Secretary, telephone (817) 870-2601.

Item 4. Description of Securities.
               Not applicable.
Item 5. Interests of Named Experts and Counsel.
               Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     The Company’s Amended and Restated By-Laws and Restated Certificate of Incorporation, as amended, each provide that the Company will indemnify and hold harmless to the fullest extent authorized by the DGCL each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company is or was serving at the request of the Company as a director or officer or agent or similar functionary of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such right shall include the right to be paid by the Company expenses (including without limitation attorney’s fees) actually and reasonably incurred by him in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. Additionally, the Company’s Restated Certificate of Incorporation, as amended, provides that, in the event that an officer or director files suit against the Company seeking to recover the unpaid amount of a claim for indemnification or advancement of expenses incurred, the burden will be on the Company to prove that the indemnification or advancement of costs of defense would not be permitted under the DGCL. Such indemnification continues as to a person who has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and administrators.
     In addition, as permitted by the DGCL, the Restated Certificate of Incorporation, as amended, provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     The preceding discussion of the Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended, and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the reference to the Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended, and Section 145 of the DGCL.
     The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The preceding discussion of the Company’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.

Item 7. Exemption from Registration Claimed.
               Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.7 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

4.2	First Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.8 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

4.3	Second Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 26, 2006)

4.4	Third Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.3 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 26, 2006)

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature pages hereto)
Item 9. Undertakings.
     (a)     The undersigned Registrant hereby undertakes:
     1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 21, 2006.

RANGE RESOURCES CORPORATION
By:	/s/ John H. Pinkerton
John H. Pinkerton
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of John H. Pinkerton and Roger S. Manny, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ John H. Pinkerton John H. Pinkerton	President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2006

/s/ Roger S. Manny Roger S. Manny	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2006

/s/ Charles L. Blackburn Charles L. Blackburn	Chairman of the Board of Directors	June 21, 2006

/s/ Anthony V. Dub Anthony V. Dub	Director	June 21, 2006

/s/ Richard Eales Richard Eales	Director	June 21, 2006

/s/ Allen Finkelson Allen Finkelson	Director	June 21, 2006

/s/ Jonathan S. Linker Jonathan S. Linker	Director	June 21, 2006

/s/ Kevin S. McCarthy Kevin S. McCarthy	Director	June 21, 2006

/s/ Jeffrey L. Ventura Jeffrey L. Ventura	Executive Vice President-Chief Operating Officer and Director	June 21, 2006

EXHIBIT INDEX

4.1	Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.7 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

4.2	First Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.8 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

4.3	Second Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 26, 2006)

4.4	Third Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.3 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 26, 2006)

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included in the signature pages hereto)
* Filed herewith